                                 SOFTWARE AGREEMENT

THIS SOFTWARE AGREEMENT ("Agreement") is made this 1st day of July 1991, by and between High Power Software Inc. ("HPS), having its principal place of business at 1500 West El Camino Avenue, Suite 305, Sacramento, California 95833, and SERENA Consulting, Inc. ("SERENA"), having its principal place of business at 500 Airport Boulevard, Suite 200, Burlingame, California 94010.

1.0       DEFINITIONS

          SyncTrac shall mean the executable or object code for all computer programs and any related modifications, enhancements, documentation, and information relating to the SyncTrac computer product.

2.0       LICENSE GRANT

          2.1 HPS grants to SERENA exclusive, worldwide, non-transferable marketing rights to copy, market, and distribute SyncTrac in executable or object code form only, and under the terms and conditions set forth herein, pursuant to the terms of a written license agreement.

          2.2 HPS further grants to SERENA the right to distribute evaluation copies of SyncTrac pursuant to the terms of a written temporary license agreement.

          2.3 HPS further grants to SERENA the right to appoint intermediaries to market and distribute copies of SyncTrac pursuant to written distributor agreements.

          2.4 SERENA will use its best reasonable efforts in the promotion and marketing of SyncTrac, both domestically and internationally.

          2.5 As long as SERENA retains exclusive marketing rights to SyncTrac under this Agreement, SERENA will not market any product which is competitive in the marketplace with SyncTrac.

3.0       SERIALIZATION

          HPS shall include the version, release, and serial number embedded in the object code in each production copy of SyncTrac. HPS will be solely responsible for creation of trial and customer copies of SyncTrac.

4.0       SUB-LICENSING AND END-USERS

          Trial and customer copies of SyncTrac may be distributed to end-users with the following provisions:

          (a) End-user may install SyncTrac only at a single location and only on a single CPU, unless approved in writing by SERENA. End-user shall not attempt to modify or transfer SyncTrac; and,

          (b) All ownership rights, title, and interest to SyncTrac and all modifications and enhancements thereof are reserved by SERENA and HPS, FIFTY PERCENT (50%) FOR SERENA AND
               FIFTY PERCENT (50%) FOR HPS, AS CO-OWNERS.

5.0       PROPRIETARY RIGHTS NOTICES

          SERENA shall include a notice in each production copy of SyncTrac that proprietary rights to SyncTrac are reserved by HPS and SERENA. This notice shall be:

                (a) embedded in the object code;

                (b) printed on the title pages of all documentation; and,

                (c) printed on labels attached to tapes and other recording media.

6.0       TERM

          The term of this Agreement shall be three (3) years commencing July 1, 1991. Thereafter, it may be renewed at SERENA's option for subsequent terms of five (5) years each, upon written notice to HPS not less than thirty (30) days prior to the termination date of each preceding term.

7.0.      PAYMENTS AND REPORTS

          7.1  HPS shall be entitled to Royalties Payable equal to:

                (a) twenty-eight percent (28%) of SERENA's cash receipts from sales, leases, and rentals of SyncTrac; and,

                (b) forty-five percent (45%) of SERENA's cash receipts from maintenance and enhancement fees for SyncTrac ("Royalties Payable").

               Royalties Payable shall be determined monthly based on SERENA's cash receipts from both domestic and international SyncTrac sales.

          7.2 In each of the initial thirty-six (36) months of this Agreement, HPS shall receive a royalty advance of $9,755.00 ("Advance Royalty") against Royalties Payable hereunder. In the event Royalties Payable are less than the Advance Royalty paid, the difference shall be deemed an advance to HPS recoverable against future Royalties Payable, but shall not constitute a debt or obligation of HPS or its principals except to the extent it is recovered from or offset against future Royalties Payable.

          7.3 Each month's Royalties Payable shall be reduced by the cumulative unrecovered Advance Royalty paid to establish the Net Royalty Payable. Seventy-five percent (75%) of the Net Royalty Payable shall be retained by SERENA as reimbursement for fifty percent (50%) of the Development Expense Advances (as defined in paragraph 10.1) until such advances have been repaid in full.
               The balance of the Net Royalty Payable shall be paid to HPS monthly. Such advances shall not constitute a debt or obligation of HPS or its principals except to the extent they are recovered from or offset against Net Royalty Payable under the terms of this paragraph.

          7.4 SERENA further agrees to report for each copy of SyncTrac distributed by or for SERENA as follows:

               7.4.1 Within thirty (30) days after the end of each calendar quarter, SERENA will send HPS a written report on the distribution of all copies of SyncTrac during the quarter, as well as a written report of any maintenance contracts relating to SyncTrac.

               7.4.2 Each report will specify the following

                    (a)  the number of copies distributed by or for SERENA;

                    (b)  the number of maintenance contracts;

                    (c)  the total applicable royalties; and,

                    (d)  the net amount due HPS.

          7.5 Unless otherwise specified, all payments due hereunder will be in United States dollars and will be made by check or wire transfer to a bank account specified by HPS.

8.0       COSTS

          SERENA shall be responsible for payment for all costs related to the production, marketing, and distribution of SyncTrac. Such costs shall include, but not limited to, expenses related to marketing, packaging, reproduction, support, and advertising.

9.0       RECORDKEEPING AND AUDITS

          SERENA agrees to prepare and maintain the following records which can also be audited by HPS or its authorized agent(s):

          9.1 Copies of all reports to HPS and copies of the substantiating original agreements, bills, and invoices.

          9.2  Records of the following:

               (a) the name, address, and telephone number of each customer to whom SyncTrac is distributed;

               (b) the name of the individual contact if the customer is an organization;

               (c) the serial number of each copy distributed to each customer; and,

               (d) copies of all sub-license agreements, showing all parties' signatures.

          9.3 Any report or record may be audited at any time by HPS or its authorized agent(s).

10.0      DEVELOPMENT

          10.1 HPS will use its best efforts to develop, maintain, and document SyncTrac and related products. Prior to July 1, 1991, SERENA advanced to HPS certain funds for the development of SyncTrac. Attached hereto as Exhibit "A" is a schedule of such advances showing the fifty percent (50%) recoverable portion thereof, herein referred to as Development Expense Advances. After
               July 1, 1991, HPS shall assume responsibility for all development expenses, including the cost of telephone lease lines and access to SERENA's mainframe computer service but excluding computer time at SERENA's mainframe computer service (providing said computer time is reasonable), other than the cost for computer use, which shall be paid by SERENA, provided the same is with reasonable limits.

          10.2 HPS will provide the first line technical support for SyncTrac until notified by SERENA that SERENA is able to provide first-line technical support. SERENA agrees to credit HPS $2500.00 per month against Development Expense Advances while HPS is providing first-line technical support.

          10.3 HPS grants SERENA the right of first refusal to market software products developed, owned, or acquired by HPS during the term of the Agreement. For each product, the right of first refusal will extend for ninety (90) days after notification in writing to SERENA by HPS. Failure of SERENA to respond in writing, or to indicate its intention to meet the terms of a submitted proposal, within the ninety (90) day period, will be deemed as a waiver by SERENA and will release HPS from any further commitment with respect to the product offered.

11.0      WARRANTY

          11.1 Upon receipt of documentation demonstrating a defect or error in SyncTrac, HPS will use its best efforts to:

               (a)  supply an avoidance procedure within fifteen (15) days; and,

               (b)  supply a correction with twenty (20) days thereafter.

          11.2 HPS agrees to inform SERENA of any defect or error in SyncTrac within a reasonable time after discovery by HPS, and at SERENA's request, to perform the obligations set forth in paragraph 11.1 (above) with respect to those defects or errors.

          11.3 HPS shall not be responsible for all or any part of SyncTrac that has been modified by any party other than HPS unless HPS has reviewed the modification and determined that it constitutes a valid correction of SyncTrac.

          11.4 HPS warrants that SyncTrac will operate in accordance with its documentation. HPS disclaims any other warranty, express or implied, including the implied warranties of merchantability and fitness for a particular purpose. HPS does not represent that SyncTrac will be error-free or will operate without interruption.

12.0      INFRINGEMENT CLAIM

          12.1 HPS will indemnify SERENA against any claim that SyncTrac, as delivered by Licensor, infringes any third party's patent, copyright or trade secret under the laws of the United States. This obligation of HPS shall be subject, however, to the following terms and conditions:

               12.1.1 The obligation will arise only if SERENA gives HPS prompt notice of the infringement claim and grants HPS, in writing, exclusive control over its defense and settlement.

               12.1.2 The obligation will cover only the latest release of
                      SyncTrac delivered by HPS, and will not cover any correction, modification, or addition made by anyone other than HPS.

               12.1.3 The obligation will not cover claims that SyncTrac
                      infringes any third party's rights as used in combination with any software not supplied by HPS.

               12.1.4 If an infringement claim is asserted, or if HPS believes one to be likely, HPS will have the right, but not the obligation, to procure a license from the person claiming or likely to claim infringement, or to modify SyncTrac to avoid the claim of infringement.

          12.2 The foregoing is HPS' exclusive obligation with respect to claims of infringement or proprietary rights of any kind.

13.0      PROPRIETARY RIGHTS

          13.1 Under the terms of this Agreement, HPS grants SERENA an exclusive world-wide license in all proprietary rights in SyncTrac, including all patent rights, copyrights, copyright registrations, trade secrets, trademarks, service marks, and related goodwill and proprietary information. All applications for patent, registration of copyright or registration of trademarks or service marks in any jurisdiction, shall be in the name of HPS and SERENA as co-owners, but SERENA's exclusive license shall be recorded in connection with any such application or resulting patent, copyright registration, or trademark, or service mark registration. All notices of proprietary rights shall include the names of both HPS and SERENA.

               13.1.1 During the term of this Agreement, both HPS and SERENA will consult and agree on any matters involving these proprietary rights, including without limitation, selection of alternative or additional trademarks or service marks and decisions regarding filing of applications for registration relating to any such proprietary rights.

               13.1.2 HPS and SERENA will share equally the cost of any applications for registration or protection of proprietary rights in or related to SyncTrac, including without limitation, patent applications, applications for copyright registration and applications for trademark or service mark registration. HPS and SERENA will cooperate fully with respect to all such applications and shall execute all documents necessary or appropriate in connection with any such application or recording of licenses granted pursuant to this Agreement.

         13.2 Each party agrees to use reasonable effort, and at least the same care that it uses to protect its own confidential information of like importance, to prevent unauthorized dissemination or disclosure of the other party's confidential information during and after the term of this Agreement.

               13.2.1 Confidential information will include:

                      (a) any source code and programmer's documentation for
                          SyncTrac;

                      (b) non-public financial information concerning either
                          party;

                      (c) either party's research and development, new product,
                          pricing and marketing plans, unless and until publicly announced; and,

                      (d) any information designated as confidential in writing
                          at or prior to disclosure.

               13.2.2 These confidentiality obligations will not apply to information that:

                      (a) becomes known to the general public without fault or
                          breach on the part of the receiving party;

                      (b) the disclosing party customarily provides to others
                          without restriction on disclosure; or

                      (c) the receiving party obtains from a third party
                          without breach of any nondisclosure obligation and without restriction on disclosure.

         13.3 Nothing herein shall be construed to restrict the right of HPS to use any techniques, algorithms, know-how, codes or documentation related to SyncTrac in connection with other products developed by HPS or its principals.

14.0      FIRST RIGHT OF REFUSAL

          During the pendency of this Agreement, SERENA shall have the first right of refusal to acquire HPS' interest in SyncTrac. In consideration therefor, SERENA shall pay to HPS a sum certain in such amount and by cash or promissory note as the parties shall then agree. The determination of the amount shall acknowledge the Royalties Payable during the remaining term, HPS' share of the proprietary rights retained hereunder and such other factors as the parties deem relevant.

15.0      TERMINATION

          15.1 This Agreement will terminate upon the sooner of any of the following:

               15.1.1 The expiration of this Agreement in accordance with paragraph 6.0;

               15.1.2 On the thirtieth (30th) day after either party gives the other notice in writing of a material breach by the other of any term or condition hereof, unless the breach is satisfactorily resolved before that day; and,

               15.1.3 When either party, at its discretion, gives the other notice of termination in writing after the other has been, for more than sixty (60) days, the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, or assignment for the benefit of creditors.

          15.2 After termination, as set forth above, SERENA will have no right to copy, market or distribute SyncTrac and will promptly return to HPS all copies of SyncTrac in its possession or under its control.

          15.3 After termination, end-users properly sublicensed prior to termination may continue to use SyncTrac under the terms of their written sublicense agreements, but all benefits and obligations of the sublicenses will be shared equally by HPS and SERENA.

          15.4 Payment and indemnification obligations arising prior to termination and the obligations of each party to keep the other's confidential information will remain in force.

          15.5 If termination is due to bankruptcy by either party, the non-bankrupt party has the first right of refusal to acquire the rights and ownership of the other party at a mutually agreeable price, said price not to exceed four times the revenues for the twelve (12) months immediately preceding the date of bankruptcy.

          15.6 In the event SERENA does not choose to continue marketing SyncTrac after three (3) years, HPS and SERENA will mutually agree to other marketing channels and the distribution in revenues from said channels.

16.0      SOURCE CODE ESCROW

          The parties agree to execute a source code escrow agreement pursuant to which the parties will deposit a fully documented copy of the source code for SyncTrac, including any subsequent upgrades, versions, and releases.

17.0      GENERAL PROVISIONS

          17.1 This Agreement will be governed by and construed according to the laws of the State of California.

          17.2 This Agreement may be amended or supplemented only in writing, signed and agreed upon by both parties. No purchase order, invoice, or similar document will amend this Agreement even if accepted by the receiving party in writing.

          17.3 No waiver will be implied from conduct or failure to enforce rights. No waiver will be effective unless done so in writing on behalf of the party claimed to have waived.

          17.4 If any part of this Agreement is found to be invalid or unenforceable, it will be enforced to the maximum extent permitted by law, and other parts of this Agreement will remain in force.

         17.5 Either party may seek injunctive or other equitable relief to remedy any actual or threatened unauthorized disclosure of confidential information or unauthorized use, copying, marketing, distribution, or sublicensing of SyncTrac.

         17.6 This Agreement represents the entire agreement between the parties relating to SyncTrac and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

         17.7 All notices, reports, requests, and other communications required or permitted hereunder must be in writing. They will be deemed given when:

               (a)  delivered personally;

               (b) sent by commercial overnight courier with written verification of receipt thereof; or

               (c)  sent by registered or certified mail, postage prepaid.

               Such communications will be delivered to the receiving party's address, set forth below, or to any other address that the receiving party may have provided for purposes of notice hereunder.

         17.8 In any suit to enforce this Agreement, including arbitration, the prevailing party will have the right to recover its costs and reasonable attorney's fees, including costs, fees, and expenses on appeal.

         17.9 For purposes of this Agreement, the parties to this Agreement are independent contractors. There is no relationship of partnership, agency, franchise, or joint venture between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

         17.10 Either party may assign this Agreement to the surviving entity in a merger or consolidation in which it retains a majority interest. Otherwise, neither party may assign any rights or delegate any duties under this Agreement without the other's prior written consent. Any attempt to do so without that consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

         17.11 SERENA and HPS agree to meet on an annual basis to set quotas and to align and evaluate SyncTrac's direction.

HIGH POWER SOFTWARE                    SERENA INTERNATIONAL

                                       /s/ William C. Zollner
                                           Chief Operating Officer
/s/ Larry G. Wasson                        FOR
-------------------------------        ----------------------------------
LARRY G. WASSON, President             DOUGLAS D. TROXEL, President

/s/ Mohammad Madani   2,27,96
-------------------------------
MOHAMMAD MADANI, Vice President

1500 West El Camino, Suite 305         500 Airport Boulevard, Suite 200
Sacramento, California 95833           Burlingame, California 94010

                                   EXHIBIT "A"

                     Summary of SyncTrac's Development Expenses


                           HIGH      POWER     SOFTWARE


ITEM          Feb'9       Mar       Apr       May       Jun       Jul       Aug       Sep       Oct       Nov       Dec       Jan
Mohammed                                                                                                                     5000

Larry          2083      4165      4165      4165      4165      4165      4165      4165      4165      4165      4165      4165

Rent                      540       540       540       540       540                -150                 590       590       590

Phone           140       257       282       427       419       199       411       265

Printer                                      1000

???               -       936      1248      1248      1248      1404      1937      1980       880      2640      2420      4255

Tymnet          144      1351      1937      2308      1943      2073      4091      1632      1362      3163      2832      6176

Document

TOTAL          2367      7249      8172      9688      8315      8381     10604      7872      6407     10558     10007     20186



ITEM         TOTAL        '90       Feb       Mar       Apr       May       Jun    TOTAL    '91TOTAL
Mohammed       5000      5000      5000      5000      5000      5000              25,000     30,000

Larry       47897.5      4165      4165      4165      4165      4165      4165    24,990     72,888

Rent           4320       590       590       590       590       590               2,950      7,270

Phone          2380                                                                     0      2,380

Printer        1000                                                                     0      1,000

???           20196      3302      3607      4160      2240                        13,309     33,505

Tymnet        29012      3584      1833      5372                                  10,789     39,801

Document       2520      2220      7200      6795      7815              26,550    26,550

TOTAL        109806     19161     17415     26487    1879 0     17570      4165   103,588    213,396

          THIS EXHIBIT REPRESENTS ONE-HALF (1/2) OWED BY HPS IN DEVELOPMENT AND
                               RECOVERAGE EXPENSES.

                         ADDENDUM TWO TO SOFTWARE AGREEMENT

THIS ADDENDUM TWO to the Software Agreement ("Agreement"), said Agreement being effective July 1, 1991, is made June 6, 1995, by and between High Power Software Inc. ("HPS") and SERENA Consulting ("SERENA"), doing business as SERENA International. The first and only ADDENDUM to the Agreement was made April 1, 1994.

1.   SAMS:Select

1.1  Ownership of SAMS:Select

HPS and SERENA agree that, for the period until June 6, 1995, HPS and SERENA had joint ownership of the product known as SAMS:Select (also known as DMS/Sync or DS/Sync), a product derived from the program code of SyncTrac. For definition purposes for the Agreement and this Addendum Two, "ownership" is defined as proprietary information, copyright, trademarks and trade secrets whether or not any portion thereof is, or may be, validly copyrighted or registered. On June 6, 1995, SERENA agrees to grant its ownership of 50% of SAMS:Select to HPS for no consideration. This grant of ownership is done to enable HPS to strike a contract with Sterling Software for the marketing of SAMS:Select by Sterling Software.

1.2  Share of Cash Receipts Associated with SAMS:Select

HPS and SERENA agree that, for the period until June 6, 1995, HPS and SERENA agree to share any net revenues to SERENA for SAMS:Select at 50% for HPS and 50% for SERENA. Net revenues are defined as the cash received by SERENA or HPS on SAMS:Select, including, but not limited to, license fees and maintenance fees, advances on license fees and maintenance fees, and sale of the ownership of SAMS:Select by HPS. Effective June 6, 1995, HPS and SERENA agree to share any net revenues received by HPS and SERENA at 75% for HPS and 25% for SERENA. The receiving party shall pay the appropriate share to the other party within 15 days of receipt of the monies.

1.3 Payment for Costs of SERENA's Computer Services Facility Associated with SAMS:Select

HPS agrees to reimburse SERENA in the amount of $250.00 per month for the costs of SERENA's mainframe computer services facility for work done by HPS associated with the development, maintenance, support and marketing of SAMS:Select. This charge shall be reimbursed by HPS to SERENA by the 15th day of the month following the month in which the charges are incurred.

Should HPS' computer time, file sizes, tape mounts, and other activities associated with SAMS:Select increase dramatically, HPS agrees to discuss the increase in costs associated with the SAMS:Select activity with SERENA, and agree at a mutually agreeable charge for the SAMS:Select activity.

1.4  Marketing Rights for SAMS:Select in Italy

SERENA signed a marketing agreement with Selesta Gestione Centri ("Selesta") in which SERENA agreed to give Selesta marketing rights to SAMS:Select in Italy at a commission rate higher than the commission rate for SyncTrac and higher than the software industry standard in exchange for the source code and documentation to SAMS:Select from Selesta.

The source code for SAMS:Select was passed from SERENA to HPS for no consideration.

To assure no misunderstanding in ownership and marketing rights for SAMS:Select, SERENA agrees to assign its rights under the marketing agreement with Selesta to HPS. In so doing, HPS will receive the royalties stipulated in the marketing agreement with Selesta for the revenues generated by Selesta in Italy. SERENA grants this assignment with the understanding that HPS will not reassign the marketing rights for: SAMS:Select in Italy to Sterling Software or any entity controlled by Sterling Software. Should HPS reassign the marketing rights for SAMS:Select in Italy to Sterling Software, the marketing rights for SAMS:Select shall revert to SERENA.

HPS agrees to report for each copy of SAMS:Select distributed by or for HPS as follows:

     Within 15 days after the end of each month, HPS will send SERENA a written report on the distribution of all copies of SAMS:Select during the month, as well as a written report of any maintenance contracts relating to SAMS:Select.

     Each monthly report will specify the number of copies of SAMS:Select distributed by or for HPS; the number of maintenance contracts; the total applicable royalties; and the net amount due SERENA.

HPS agrees to pay the royalties due to SERENA from revenues generated by Selesta in accordance with Section 1.2 above.

2.   Advances against SyncTrac Royalties

In the initial 36 months (July 1991 through June 1994) of the Agreement, SERENA agreed to pay $9,755.00 per month for a total of $351,180 as an Advance Royalty against Royalties Payable as defined in the Agreement. In fact, SERENA paid a total of $444,610 in Advance Royalties to HPS during the first 36 months of the Agreement. From July 1994 through May 1995, SERENA paid an additional $183,000.00 in

Advance Royalties to HPS, bringing the total advances to $627,610.00 at May 31, 1995.

SERENA agrees to continue to pay the greater of Net Royalty Payable or $15,000 per month in Advance Royalty through June 1997. A Net Royalty Payable will occur when the total Royalties Payable accrued against SyncTrac revenues throughout the term of this Agreement and against SAMS:Select revenues through the period ended June 6, 1995, and other amounts owed by HPS to SERENA generates a total amount in excess of the Advance Royalties, offset by any technical support credits (See Section 3 below). A Net Advance Royalties will occur when the Advance Royalties, offset by any technical support credits (See Section 3 below), exceeds the total Royalties Payable accrued against SyncTrac revenues throughout the term of this Agreement and against SAMS:Select revenues through the period ended June 6, 1995, and other amounts owed by HPS to SERENA. At May 31, 1995, the total of Advance Royalties, offset by technical support credits, was still in excess of Royalties Payable and other monies paid by SERENA on behalf of HPS in the amount of $25,412.72. This amount represents the Net Advance Royalties at May 31, 1995.

3.   Credit against Advance Royalties for Technical Support Services by HPS

The Agreement called for HPS to "provide the first-line technical support for SyncTrac until notified by SERENA that SERENA is able to provide first-line technical support," and SERENA agreed to "credit HPS $2,500.00 per month against Development Expense Advances while HPS is providing first-line technical support."

In fact, the credit of $2,500.00 was applied as an offset against the Advance Royalties of $9,755.00 from SERENA to HPS for the period from July 1991 through May 1992. In May 1992, SERENA notified HPS that SERENA was able to provide first-line support, and the credit of $2,500.00 was stopped.

The technical support credit was renewed in February 1994 in the amount of $3,000.00 per month, and this technical support credit of $3,000.00 per month has continued through May 1995 as an offset against Advance Royalties (although the amount of the Advance Royalties changed, as explained in Section 2 above).

HPS will continue to receive a credit of $3,000.00 per month against the Advance Royalty as long as there is a Net Advance Royalties and HPS is providing technical support for SERENA. When the Net Advance Royalties reaches zero (or, stated another way, when there is a Net Royalties Payable balance), or HPS does not provide technical support for SERENA, the credit stops. The credit will be renewed if a Net Advance Royalties returns.

4. Copies of Master License Agreements ("MLAs") and Software License Agreements for SyncTrac

SERENA agrees to provide a copy of each MLA and SLS for every SyncTrac customer by the 15th day of the month following the month in which the MLA and SLS is signed.

HIGH POWER SOFTWARE                    SERENA CONSULTING

/s/ Larry G. Watson                    /s/ Douglas D. Troxel
--------------------------             -----------------------------
Larry G. Wasson, President             Douglas D. Troxel, President

Date:                                  Date: 95/09/01
      --------------------                   --------

/s/ Mohammad Madani
-------------------------------
Mohammad Madani, Vice President

Date: 95/08/04
      --------

1500 West El Camino, Suite 305         500 Airport Boulevard, Suite 200
Sacramento, CA 95833                   Burlingame, CA 94010

DT:  August 17, 1995
TO:  Bill Zollner
FR:  John Veloski
RE:  Addendum Two to HPS Agreement

Bill:

The following is my understanding of the important parts of the 8/04/95 HPS Agreement.

     - Any SAMS:Select monies (revenues) received by HPS prior to June 6, 1995 are to be shared 50/50 between HPS and SERENA. Revenues include license fees, M&E, advances on license fees and the sale of the ownership of SAMS:Select.

     - SAMS:Select revenue received by HPS after June 6 are to be shared 75% for HPS and 25% for SERENA.

     -    HPS is to pay SERENA within 15 days of receipt of the monies.

     - HPS will reimburse SERENA in the amount of $250 per month for mainframe usage. Again, this is to be paid by the 15th. The Agreement doesn't stipulate a start time for this. Aug. 1?

     - HPS will send SERENA a report on the distribution of all copies of SAMS:Select distributed during the month as well as a listing of all maintenance contracts. These reports will show the applicable royalties and the net amount due SERENA.

     - SERENA will continue to pay HPS $15,000 per month as an advance on Royalties.

     - The Net Royalty Payable will be netted against any amounts owed to SERENA by HPS for SAMS:Select revenues.

     - HPS will continue to receive a credit of $3,000 per month against the Advance Royalty as long HPS is providing technical support and there is a negative Net Advance Royalties balance.

     - When the Net Advance Royalties reaches zero (or when there is a positive balance payable) or when HPS does not provide technical support, the credit stops.

This seems to be all the relevant parts. My only question is "does the $250 per month start on Aug. 1"?

Date: Feb. 27, 1996
From: Mohammad Madani
To: Bill Zollner
Subj: Addendum #3 to our software agreement

Dear Bill:

To comply with our addendum #3 effective January 31st 1996, I am supplying all the software and the documentation for the SyncTrac/OP product. I have attached two disk copies which include the following 6 directories:

DOC       Includes SyncTrac for DOS User Guide (DOS330U.DOC)
          and SyncTrac for UNIX User Guide     (UNX110U.DOC)

INCLUDE All "include" files related to the Micro Soft Assembler part of the SYNC.ASM and SYNCGEN.ASM programs.

MASM      The Assembler source codes of the SYNC and SYNCGEN programs

SYNCNET   SyncTrac for Network (Alpha version)

SYNCPC    SyncTrac for DOS online portion version 3.3.0

SYNCUDOS SyncTrac for UNIX, and its DOS equivalent. This software Detects Changes in a LAN environment and UNIX servers. It is currently in use at House Hold Credit Services.

If there is anything else that you need please let me know. Thank you very much Bill.

Sincerely Yours,
Mohammad Madani

/s/ Mohammad Madani

                                     MEMORANDUM

DT:  2/28/96
TO:  JohnV, Alex
FR:  Bill Z
RE:  PAYMENT TO HPS FOR SYNCTRAC FOR OPEN PLATFORMS

cc:  Doug, Lisa
FL:  sync\hpspay.doc

Attached is signed Addendum Three, EFFECTIVE 1/31/96, to Software Agreement with HPS. This Addendum Three stipulates, among other things, that:

1. Forgiveness by SERENA of Right to Receive 25% of all Cash Receipts on SAMS:Select

No more monies from HPS for SAMS:Select after 1/31/96. Read carefully.

2. Reimbursement by HPS to SERENA for the Use of its Mainframe Computer Facilities or its Mainframe Computer Facilities Access

HPS will owe us 50% reimbursement on SyncTrac time and 50% on SAMS:Select time. Maribet has set up separate IDs for SAMS:Select, but she just did this. There will be very little on SAMS:Select in Feb96.

3.1  Purchase of HPS' 50% ownership in SyncTrac/Open Platforms (SyncTrac/OP)

For $86,422, we are purchasing the remaining 50% ownership in SyncTrac/OP. We already own 50%.

PLEASE PREPARE CHECK TODAY FOR SIGNATURE BY DOUG OR ME. SEND BY FEDEX TODAY TO HPS.

Thank you.

BillZ

                        ADDENDUM THREE TO SOFTWARE AGREEMENT

THIS ADDENDUM THREE is subject to and incorporates all of the provisions stated in the Software Agreement, as amended, ("Agreement"), said Agreement being effective July 1, 1991, by and between High Power Software Inc. ("HPS") and SERENA Consulting ("SERENA"), doing business as SERENA International. This Addendum Three is effective January 31, 1996, and takes precedence over any conflicting points contained in the Agreement.

1. Forgiveness by SERENA of Right to Receive 25% of all Cash Receipts on SAMS:Select

HPS and SERENA agree that HPS shall retain all cash receipts for or related to SAMS:Select for all license agreements signed by Sterling Software or Selesta-Italy with licensees after January 31, 1996, or for the sale of the ownership of SAMS:Select. For all license agreements signed by Sterling Software or Selesta-Italy with licensees before or on January 31, 1996, and for all other cash receipts by HPS for SAMS:Select before or on January 31, 1996, HPS shall owe SERENA 25% of the cash receipts.

2. Reimbursement by HPS to SERENA for the Use of its Mainframe Computer Facilities or its Mainframe Computer Facilities Access

HPS agrees to reimburse SERENA for the prorated computer costs charged on or by SERENA's mainframe computer facilities. HPS will reimburse 100% of the prorated computer costs for the computer time associated with any SAMS:Select machine-time usage and HPS will reimburse 50% of the prorated computer costs for the computer time associated with any SyncTrac machine-time usage. These prorated computer costs are calculated by (a) taking the computer time charged to the HPS TSO User Identification (ID) numbers (2 IDs for SyncTrac and 2 IDs for SAMS:Select for now and future IDs as mutually agreed) at or by SERENA's mainframe computer facilities, (b) divided by the total computer time charged at or by SERENA's mainframe computer facilities, and (c) multiplied by the total computer time charges at or by SERENA's mainframe computer facilities. These prorated computer costs will be invoiced to HPS by SERENA and will be offset against any royalties due to HPS from SERENA, as described in the Agreement.

3. SyncTrac/Open Platforms - SyncTrac for use on operating systems other than IBM Mainframe (Multiple Virtual System (MVS), Disk Operating System/Virtual Storage Extended (DOS/VSE), and Virtual Machine (VM))

3.1  Purchase of HPS' 50% ownership in SyncTrac/Open Platforms (SyncTrac/OP)

HPS hereby transfers, grants, conveys, assigns, and relinquishes exclusively to SERENA all of HPS's right, title, and interest in and to both the tangible and the intangible property constituting SyncTrac/OP, in perpetuity (or for the longest period of time otherwise permitted by law), including the following corporeal and incorporeal incidents to SyncTrac/OP:

     a) Title to and possession of the media, devices, and documentation that constitute all copies of the SyncTrac/OP, its component parts, and all documentation relating thereto, possessed or controlled by HPS, which are to be delivered to SERENA pursuant to this Agreement;

     b) All right, title, and benefit of HPS in and to the inventions, discoveries, improvements, ideas, trade secrets, know-how, confidential information, and all other intellectual property owned or claimed by HPS pertaining to SyncTrac/OP (but excluding any right or interest in the trademarks and trade names of HPS); and

     c) All of the right, title, interest, and benefit of HPS in, to, and under all agreements, contracts, licenses, and leases entered into by HPS, or having HPS as a beneficiary, pertaining to SyncTrac/OP, including (without limitation) HPS's rights as licensor under any End-User License Agreements.

In exchange for this transfer of right and title in SyncTrac/OP from HPS to SERENA, SERENA agrees to pay HPS the sum of $86,422 on or before February 29, 1996.

3.2  Covenant Not to Compete

HPS shall not engage in the business of acquiring, developing, marketing, distributing, licensing, or maintaining systems and application computer programs having any function similar to, competitive with, or substitutable for SyncTrac/OP, except as related to SyncTrac/MVS or as otherwise agreed by SERENA. HPS shall not engage in any such activity, directly or indirectly, on its own behalf or in the service of or on behalf of others. HPS further acknowledges and agrees that the foregoing prohibition will have no impact on their other business and prospects, including their research and development activities or any other functions or operations. Notwithstanding the foregoing, this provision shall not restrict in any manner the acquisition or use of any programming or materials by HPS solely for internal purposes.

3.3. Consent to Injunctive Relief

The parties agree that in the event of a breach of this Agreement by HPS, money damages may not be adequate remedy to SERENA, and therefore, SERENA shall be entitled to an injunction for enforcement of the covenant not to compete.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date shown above.

HIGH POWER SOFTWARE                SERENA CONSULTING

/s/ Larry G. Wasson                /s/ Douglas D. Troxel
--------------------------         ----------------------------
Larry G. Wasson, President         Douglas D. Troxel, President

/s/ Mohammad Madani                2,27,96
-------------------
Mohammad Madani, Vice President

1500 West El Camino, Suite 305     500 Airport Boulevard, Suite 200
Sacramento, CA 95833               Burlingame, CA 94010

                                     AGREEMENT

The undersigned parties acknowledge that High Power Software ("HPS") wishes to copy the VSAM Synchronization technology into the SyncTrac Code Base from Delta Backup. Both parties further acknowledge that this will not change HPS' ownership of Delta Backup (a/k/a SAMS SELECT), nor will it in any way change the present joint ownership of SyncTrac. SyncTrac shall continue to be owned 50% by SERENA and 50% by HPS.

Furthermore, the issue of whether or not the VSAM Synchronization shall be considered a core component of SyncTrac or a separately purchased option is a decision that will be made jointly between HPS and SERENA's marketing department.

ACCEPTED BY:

SERENA SOFTWARE INTERNATIONAL          HIGH POWER SOFTWARE
(SERENA)                               (HPS)

/s/ Douglas D. Troxel                 /s/ Mohammad Madani
------------------------------        -----------------------------
Signature                             Signature

DOUGLAS D. TROXEL                     MOHAMMAD MADANI
-----------------                     ---------------
Printed Name                          Printed Name

Chief Technology Officer              V.P.
------------------------              ----
Title                                 Title

1998/05/06                            5/6/1998
----------                            --------
Date                                  Date